Exhibit 99.1

Memorandum

To:	Molex Employees, Family and Friends

From:	Martin P. Slark

Date:	July 20th, 2012

I deeply regret having to tell you that Fred Krehbiel, our Co-Chairman of the Board, was recently diagnosed with lung cancer.

Because of his role within the Company, we plan to issue a public announcement and we wanted you, as a member of the Molex family, to hear this sad news from me personally. Fred will begin treatment soon and he expects to continue working.

I know you all join me in wishing Fred and his family all the best. He knows your thoughts, prayers and best wishes are with him and has asked me to thank you for your support.

Regards,

Martin

MPS:mk